Exhibit 99.1

EVOLUTION PETROLEUM CORPORATION

2500 CityWest Blvd. Suite 1300, Houston, TX 77042

NEWS RELEASE

Company Contact:

Sterling McDonald, CFO

Phone:    (713) 935-0122

Email:      smcdonald@evolutionpetroleum.com

Investor Relations Contact:

Kathleen Heaney

Integrated Corporate Relations

(203) 803-3585

Evolution Increases Proved Reserves 270% during Fiscal 2007

Houston, TX, September 13, 2007.  Evolution Petroleum Corporation (AMEX: EPM) announced today that proved reserves increased by 270% during fiscal 2007 to 1.7 million barrels of oil equivalent (BOE) as of July 1, 2007, as determined by the Company’s independent reservoir engineer.  In addition, the present value, discounted at 10%, of future net revenues increased 314% during the fiscal year to $33.3 million, as shown:

	July 1, 2007	July 1, 2006
Proved Developed Reserves, BOE	389,628	464,825

Proved Undeveloped Reserves, BOE	1,333,953	0

Total Proved Reserves, BOE	1,723,581	464,825

Present Value of Future Net Revenues at 10% (“PV”)	$33,327,359	$8,038,790

PV per share outstanding	$1.24	$0.30

Cash per share outstanding (including 1031 account) (net of income tax payable, unaudited)	$1.03	$1.12

Proved Reserves Net Acreage	3,449	599

The increase in Proved Undeveloped reserves is primarily a result of the Company’s four Texas development projects within its Bypassed Resource Initiative, which include twelve drilling locations acquired as of June 30, 2007.  The Company also identified five proved drilling locations on its existing producing leases in the Tullos Field in Louisiana, the first of which was recently drilled with completion operations under way.  The Company continues to add similar development drilling locations.

“Within the last eight months, we have identified and acquired, at a very attractive cost, substantial proved reserves that we believe have been overlooked by industry,” stated Robert Herlin, CEO of Evolution Petroleum.  “We believe that we have the expertise in-house to execute our development projects and convert these drilling locations to production beginning later this calendar year. We continue to build our development drilling inventory and have acquired approximately 8,400 net acres from January 2007 through today.”

The Proved Reserves do not include any amount associated with the Delhi Field CO2 enhanced oil recovery project currently in development.  Until production response is observed in the field, projected to occur by 2009, the Company’s estimated net 11.5-16 million barrels of oil resource in the Delhi Field remains classified as other than proved.

Adds Mr. Herlin, “Our strategy is to utilize our expertise and strong balance sheet within the Bypassed Resource Initiative to generate near term revenues and income prior to the substantial production that is expected from our Delhi interests.  Combined revenues from these projects will be utilized to accelerate the development of our ongoing Unconventional Gas Initiative projects and new EOR projects, thereby continuing our revenue growth beyond Delhi.”

About Evolution Petroleum

Evolution Petroleum Corporation (http://www.evolutionpetroleum.com) acquires mature, onshore oil and gas resources and applies conventional and specialized technology to accelerate production and develop incremental reserves and value. The Company focuses on initiatives in EOR, Bypassed Resources and Unconventional Gas development.

Principal assets of the Company include 7.4% in overriding royalty interests and a 25% reversionary working interest in the 13,636 acre Delhi Field Holt Bryant Unit in northeast Louisiana.   Having already produced 190 million barrels of oil through primary and secondary recovery methods, the Delhi Holt Bryant Unit is being redeveloped using CO2 enhanced oil recovery technology.  The Company also owns working interests in leases with proved undeveloped reserves and other than proved resources covering approximately 8,400 net acres in other states. The Company is actively engaged in multiple development projects for EOR, bypassed resources and unconventional gas resources.

Additional information, including the Company’s annual report on Form 10-KSB and its quarterly reports on Form 10-QSB can be accessed on its website at www.evolutionpetroleum.com.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act and Section 21E of the Exchange Act.  Forward-looking statements give our current expectations or forecasts of future events. They include statements regarding our future operating and financial performance. Although we believe the expectations and forecasts reflected in these and other forward-looking statements are reasonable, we can give no assurance they will prove to have been correct. They can be affected by inaccurate assumptions or by known or unknown risks and uncertainties. You should understand that the following important factors, could affect our future results and could cause those results or other outcomes to differ materially from those expressed or implied in the forward-looking statements relating to: (1) amount, nature and timing of capital expenditures; (2) drilling of wells and other planned exploitation activities; (3) timing and amount of future production of oil and natural gas; (4) increases in production growth and proved reserves; (5) operating costs such as lease operating expenses, administrative costs and other expenses; (6) our future operating or financial results; (7) cash flow and anticipated liquidity;(8) our business strategy, including leasing and the availability of leasing and acquisition opportunities; (9) hedging strategy; (10) exploration and exploitation activities and property acquisitions; (11) marketing of oil and natural gas; (12) governmental and environmental regulation of the oil and gas industry; (13) environmental liabilities relating to past or potential pollution arising from our operations or operations by others for which we may have contractual obligation; (14) our level of indebtedness; (15) timing and amount of future dividends; (16) industry competition, conditions, performance and consolidation; (17) natural events such as severe weather, hurricanes, floods, fire and earthquakes; and (18) availability of drilling rigs and other oil field equipment and services.

We caution you not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release, and we undertake no obligation to update such information.

Cautionary Note to U.S. Investors Regarding Oil and Gas Reserve Estimates:

The U.S. Securities and Exchange Commission permits oil and gas companies, in their filings with the SEC, to disclose only “Proved” reserves that a company has demonstrated by actual production or conclusive formation tests to be economically and legally producible under existing economic and operating conditions. The Company is prohibited from disclosing other categories of reserves in its SEC filings. We use certain terms in this press release such as “other than proved,” “Probable” or “Possible” oil and gas reserves that the SEC’s guidelines strictly prohibit us from including in filings with the SEC. U.S. investors are urged to consider closely the disclosure in our SEC filings, available from us at 2500 CityWest Blvd, Suite 1300, Houston, Texas 77042; Telephone: 713-935-0122. You can also obtain these filings from the SEC by calling 1-800-SEC-0330 or by obtaining them online at www.sec.gov. The Proved reserve quantities reflected above were certified by W. D. Von Gonten & Company and the other than proved reserve quantities were estimated by the Company, both using the 1997 definitions and standards of the Society of Petroleum Engineers and World Petroleum Congresses. These definitions and standards may result in estimates of proved reserves which are materially different from those disclosed in the Company’s filings with the SEC.

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